EXHIBIT 10.36

January 12, 2024

Mary Langowski
[Address]

Dear Mary,
We are pleased to offer you the position of EVP & President, US Healthcare, Walgreens Boots Alliance, Inc. (“WBA” or the “Company”) reporting to the Chief Executive Officer, WBA. We look forward to you joining our team. The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board of Directors of WBA. Below are the terms of your offer.
Base Salary. Your salary will be at the annualized rate of $950,000 less all applicable tax withholdings and benefit deductions - paid monthly in accordance with our salaried employee payroll cycle.
Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the Walgreens Boots Alliance, Inc. (WBA) corporate bonus program, which is based on the Company's fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 125% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation and Leadership Performance Committee of the WBA Board of Directors.
Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2021 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation and Leadership Performance Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $4,400,000 annually. You will receive your first awards on the next annual grant date following your hire date (i.e., November 1, 2024), subject to approval by the Compensation and Leadership Performance Committee of the WBA Board of Directors. As shown below, the current allocation among the two types of awards is roughly 50% in restricted stock units and 50% in performance shares. In making award decisions each year, this Committee considers target award levels, budget levels, relative individual performance, and other factors.
Restricted Stock Units: Restricted stock units (RSUs) are also awarded annually. RSUs provide you with units of stock that are converted to shares at vesting and appreciate in value as the stock price increases. Subject to continued employment, 1/3 of the award vests each year for three years after the grant date, and the vested RSUs are settled in shares of WBA stock. RSUs currently make up 50% of your total annual target award value described above.

Performance Shares: Performance shares are stock awards that are contingent upon the performance of the Company. You are awarded a targeted number of "contingent shares" on the date of grant, and then between 0% and 200% of these target shares are earned and settled in shares of WBA stock at the end of a three-year period, based on the performance of the Company over that period, and subject to your continued employment. Performance shares currently make up 50% of your total target award value described above.
The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.
Other Employee Benefits. See the attached “Overview of Management Benefits,” briefly describing the Walgreens employee benefits that are applicable.
Relocation. It is our expectation you will relocate to the Chicagoland area within a reasonable timeframe, and no later than 12 months after your start date. You will be eligible for relocation benefits in accordance with Company policy for executives. In addition to our Company provided benefits, you will receive relocation services with an assigned concierge at your disposal to ensure a smooth process. Prior to such relocation, we will collaborate on how frequently you will work from our Deerfield support office, and your primary work location will be designated as your home, such that travel costs will be treated as business expenses, reimbursed in accordance with applicable WBA policies/procedures. Following your relocation, the primary work location for this role will be our Deerfield support office.
Other Compensation.
Sign-On Bonus: You will receive a one-time sign-on/retention bonus of $3,000,000, paid out in two installments; with $2,000,000 paid within 45 days of hire and a second installment paid within 45 days of the first anniversary of hire. This bonus will be subject to the terms and conditions of a retention bonus agreement that you will be required to sign as a condition to this benefit. This agreement provides that your continued employment is required in order to fully earn each installment payment, and if you voluntarily leave the Company or you are involuntarily terminated for cause within two years of each payment, you will be required to reimburse the Company for the full amount of such payment.
Special Restricted Stock Unit (RSU) Award: You will be considered by the Compensation and Leadership Performance Committee of the WBA Board for a one-time award of RSUs, valued at $4,000,000 as of the grant date. This special award would be granted on or after your date of hire. It will become vested in one-third increments as of the first, second and third anniversaries of the grant date. Just like the other Long-Term Incentives described above, this RSU award would be issued pursuant to an RSU award agreement under the 2021 Omnibus Incentive Plan covering all terms and conditions, and this agreement would be issued to you electronically for your review and signature immediately following the grant date.

Non-Compete Agreement. As a condition to this offer of employment, and in consideration of your employment with the Company and certain compensation and benefits provided hereunder, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. A copy of this Agreement can be provided in of your start date. A similar agreement may also be included as part of restricted stock unit agreements.

Your start date is to be determined. On your first day, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.
Our offer of employment will remain open for ten days from the date of this letter, and is contingent on your passing a pre-employment applicant background check following your acceptance. Once an offer is accepted, you will receive an email requesting additional personal information, as well as consent forms for the pre-employment applicant background check.
If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for Walgreens. Failure to comply, or discovery by Walgreens of an actual or threatened breach or violation of any such contractual arrangement to which you are a party, can result in the rescission of this offer or termination of employment.
You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.

Sincerely,

Tim Wentworth
Chief Executive Officer
Walgreens Boots Alliance, Inc.

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name: /s/ Mary Langowski      Date:      1/13/2024
    Mary Langowski